Exhibit 3.2

AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

ARCTIC CAT INC.

RESOLVED, that Article II, Section 6 of the Corporation’s Amended and Restated Bylaws be, and the same hereby is, amended and restated to read as follows:

“Section 6. Manner of Acting. The act of the majority of the shareholders present at a meeting at which a quorum is present shall be the act of the shareholders, except where law or the Articles of Incorporation or these Bylaws requires greater than such majority.”

Dated: August 8, 2014

/s/ Timothy C. Delmore
Timothy C. Delmore, Secretary